                                                                   Exhibit 10.12

                      FIRST VIRTUAL HOLDINGS INCORPORATED

                         SECURITIES PURCHASE AGREEMENT

         This Agreement is made as of July 3, 1996, among First Virtual Holdings Incorporated, a Delaware corporation (the "COMPANY"), with its principal office at 11975 El Camino Real, Suite 300, San Diego, CA 92130-2543, and General Electric Capital Corporation, a New York corporation with its principal place of business at 260 Long Ridge Road, Stamford, CT 06297 (the "PURCHASER" or "GECC").

                                   SECTION I

                   Authorization and Sale of Preferred Stock

         1.1 Authorization. The Company has authorized or will have authorized as of the Closing Date (as defined below) the sale and issuance of up to 130,952 shares of its Series C Preferred Stock (the "SERIES C PREFERRED"), and 40,000,000 shares of its Common Stock (the "COMMON STOCK") having the rights, restrictions, privileges and preferences as set forth in the Company's Amended and Restated Certificate of Incorporation in the form attached to this Agreement as Exhibit A (the "RESTATED CERTIFICATE").

         1.2 Sale of Series C Preferred. Subject to the terms and conditions hereof, the Company will issue and sell to the Purchaser, and the Purchaser will buy from the Company, 130,952 shares of Series C Preferred (the "PREFERRED SHARES") at a cash purchase price of $15.00 per share, and 107,144 shares of its Common Stock (the "COMMON SHARES") at a cash purchase price of $5.00 per share (collectively, the "SHARES").

         1.3 Warrant; Letter of Intent. At the Closing (as hereinafter defined) the Company shall issue to the Purchaser a warrant to purchase shares of its Common Stock (the "Warrant") in substantially the form attached hereto as Exhibit G. At the Closing, the Company and the Purchaser shall each execute and deliver a letter of intent with respect to potential marketing arrangements between the Company and Purchaser, in substantially the form attached hereto as Exhibit F.

                                   SECTION 2

                            Closing Date;  Delivery

         2.1 Closing Date. The closing of the purchase and sale of the Shares hereunder (the "CLOSING") shall be held at 3:00 p.m. on July 3, 1996 or on such later date as the Company and the Purchaser may agree to in writing
(the date of such Closing being referred to as the "CLOSING DATE").   The place
of the Closing (including the place of delivery to the Purchaser by the Company of the certificates evidencing the Shares and the Warrant and the place of payment to the Company by the Purchaser of the purchase price therefor) shall be at the principle executive offices of the Company, or such other place as the Purchaser and the Company may mutually agree.

         2.2 Delivery. At the Closing, (i) the Company will deliver to the Purchaser two certificates representing the Shares purchased by the Purchaser against payment of the purchase price therefor, by check or wire transfer payable to the Company, or by a combination thereof, and (ii) the Company shall deliver the Warrant to the Purchaser against payment of the purchase price therefor, by check or wire transfer payable to the Company, in the amount of $1,000, provided that if the Closing shall not have occurred by July 15, 1996, then, unless otherwise specifically agreed by the parties, this Agreement shall terminate.

                                   SECTION 3

                 Representations and Warranties of the Company

         Except as set forth on Exhibit B attached hereto, the Company hereby represents and warrants to the Purchaser as follows:

         3.1 Organization and Standing. The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each state wherein the properties owned or leased or the business transacted by the Company makes such qualification to do business as a foreign corporation necessary and where the failure to qualify would have a material and adverse effect on the condition of the Company, financial or otherwise, and no other jurisdiction has demanded, requested or otherwise indicated that (or inquired whether) the Company is required to so qualify.

         3.2 Corporate Power. The Company has all requisite legal and corporate power to execute and deliver this Agreement, the Amended and Restated Shareholder Rights Agreement attached hereto as Exhibit C (the "SHAREHOLDER RIGHTS AGREEMENT"), and the Warrant (collectively, the "TRANSACTION DOCUMENTS"), to sell and issue the Shares hereunder, to issue the Common Stock issuable upon conversion of the Preferred Shares and upon exercise of the Warrant and to carry out and perform its obligations under the terms of the Transaction Documents.

         3.3 Subsidiaries. The Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any voting security or other equity interest in any other corporation, association or business entity.

         3.4 Capitalization. The authorized capital stock of the Company consists solely of 40,000,000 shares of Common Stock, of which 4,303,250 shares are issued and outstanding, 1,545,816 shares of Series A Preferred Stock, of which 693,544 are issued and outstanding, and 1,724,679 shares of Series B Preferred, of which 1,248,945 are issued and outstanding, and 130,952 shares of Series C Preferred, none of which has been or will be issued or outstanding prior to the Closing. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. All outstanding shares of capital stock of the Company have been issued free of preemptive or similar rights. The Company has, and will at all relevant times have, reserved 130,952 shares of Series C Preferred and 107,144 shares of Common Stock for issuance hereunder and sufficient shares of Common Stock for issuance upon conversion of the Preferred Shares and upon exercise of the Warrant. The Company has reserved 2,000,000 shares of Common Stock for issuance pursuant to its 1995 Stock Option Plan, of which options to purchase 505,083 shares are outstanding, and 468,750 shares of Common Stock for issuance pursuant to its 1994 Stock Option Plan, of which options to purchase 468,750 shares are outstanding. The Company has reserved 1,000,000 shares for issuance upon exercise of additional outstanding options granted to officers, directors, employees and consultants of the Company, which options were not granted under the 1994 Stock Option Plan or the 1995 Stock Option Plan. The Company has further reserved 852,272 shares of Series A Preferred Stock and 475,734 shares of Series B Preferred Stock for issuance upon exercise of outstanding warrants. The Company has also issued a warrant to purchase a number of shares of Common Stock equivalent to up to 4% of its outstanding capital stock as of the date of exercise upon attainment of certain performance targets by the holder of such warrant. All outstanding Common Stock and Preferred Stock was issued in compliance with all federal and state securities laws. Assuming the accuracy of the Purchaser's representations in Section 4 below, upon issuance the Shares and the Warrant will have been issued in compliance with all federal and state securities laws.

         3.5 Authorization; Conflicts. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of the Transaction Documents, the authorization, sale, issuance and delivery of the Shares and the Warrant (and the Common Stock issuable upon conversion of the Preferred Shares and upon exercise of the Warrant) and the performance of the Company's obligations under each of the Transaction Documents has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their respective terms. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and free of any preemptive or similar rights and liens, encumbrances or other adverse claims (other than such preemptive rights, liens, encumbrances or other rights which shall have been waived on or prior to the Closing Date). The shares of Common Stock issuable upon conversion of the Preferred Shares and upon exercise of the Warrant have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement or of the Warrant, as the case may be, will be validly issued, fully paid and nonassessable, and free of any preemptive or similar rights and liens. encumbrances or other adverse claims (other than such preemptive rights, liens, encumbrances or other rights as shall have been waived on or prior to the Closing Date). The Series C Preferred Stock will have the rights, preferences and privileges set forth in the Restated Certificate. Except as set forth above, or in the Shareholder Rights Agreement, there are no outstanding options, warrants, conversion privileges, preemptive rights or other rights to purchase or subscribe for or otherwise acquire any security of the Company or any subsidiary of the Company. Except as set forth in the Shareholder Rights Agreement and the Shareholders Agreement dated September 19, 1994 among the Company and certain of its shareholders, the Company is not a party to or subject to any agreement or understanding, and to the knowledge of the Company there is no agreement or understanding between any persons or entities, which offers or relates to the voting of any securities of the Company. The Company holds no stock in treasury. The execution, delivery and performance by the Company of the Transaction Documents and compliance therewith will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, the Company's Certificate of Incorporation or Bylaws or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Company is a party or by which it is bound or any provision of state or Federal law to which the Company is subject, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term or result in the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to the Company's operations or any of its assets or properties.

         3.6 Title to Properties and Assets; Liens, etc. The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien. lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business.

         3.7 Financial Statements; Liabilities. The Company has delivered to the Purchaser its audited balance sheet and statement of operations as of and for fiscal year ended December 31, 1995, and its unaudited balance sheet and statement of operations as of and for the five months ended May 31, 1996 (the "FINANCIAL STATEMENTS"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles, except that the unaudited Financial Statements do not contain footnotes and are subject to normal recurring adjustments for such period. The Financial Statements accurately set out and describe the financial condition and operating results of the Company as of the dates, and during the periods, indicated therein. Since May 31, 1996, there has not been any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business which have not been, in the aggregate, materially adverse. The Company does not have any liabilities of any sort with a value in excess of $200,000 in the aggregate that are not disclosed in the Financial Statements.

         3.8 Outstanding Debt. Except as set forth in the Financial Statements the Company has no outstanding indebtedness for borrowed money and is not a guarantor or otherwise contingently liable for any indebtedness for borrowed money (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, provide funds for payment, supply funds or otherwise invest in any debtor or otherwise to insure any creditor against loss). There exists no default under the provisions of any instrument evidencing any such indebtedness or otherwise or of any agreement relating thereto.

         3.9 Shareholders, Directors and Officers; Indebtedness. The Company is not indebted, directly or indirectly, to any of its officers, directors or shareholders or any of their respective relatives or affiliates. No officer, director or shareholder of the Company, or any of their relatives or affiliates, is indebted to the Company. The Company has provided to counsel for GECC copies of all material written agreements which remain in effect between the Company and its officers and directors or their relatives or affiliates. To the knowledge of the Company, none of the officers or directors or significant employees or advisors of the Company, or their respective spouses, or relatives, owns directly or indirectly, a material interest in any entity that is a competitor, customer or supplier of (or has any existing contractual relationship with) the Company.

         3.10    Litigation and Bankruptcy Proceedings.

         (a) There is neither pending nor, to the knowledge of the Company, threatened any action, suit, proceeding or claim, whether or not purportedly on behalf of the Company, to which the Company is or may be named as a party or its property is or may be subject, or to the knowledge of the Company, to which any officer, key employee or principal shareholder of the Company is subject and in which an unfavorable outcome, ruling or finding in any such matter or for all such matters taken as a whole might have a material adverse effect on the condition, financial or otherwise, prospects, or operations of the Company. The Company is not aware of any specific valid basis for any claim of the type described in the preceding sentence, and the Company has no knowledge of any unasserted claim, the assertion of which is likely, and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief, which claim individually or collectively with other such unasserted claims if granted would have a material adverse effect on the condition, financial or otherwise, prospects or operations of the Company.

         (b) The Company has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt or filed a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other similar law or statute.

         3.11 Consents. No consent, approval, qualification, order or authorization of, or filing with, any governmental authority, is required in connection with the Company's valid execution, delivery or performance of the Transaction Documents or the offer, sale or issuance of the Shares or the consummation of any other transaction contemplated on the part of the Company except for the filing of the Restated Certificate with the Delaware Secretary of State, which filing will be completed prior to the Closing and filing of notices required by applicable Federal and state securities laws.

         3.12 Permits, Franchises, Licenses, Trademarks, Patents, and Other Rights. To the knowledge of the Company, the Company has all governmental and other permits, licenses and other similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the operations or condition, financial or otherwise, or prospects of the Company, and it is not in default in any material respect under any of such permits, licenses or other similar authority.

         3.13 Patents, Trademarks, etc. To the knowledge of the Company, the Company owns or has the right, or prior to the Closing will own or have the right, to use, free and clear of all liens, charges, claims and restrictions., all patents, trademarks, service marks, trade names, copyrights, licenses and rights necessary to its business as now conducted (the "INTELLECTUAL PROPERTY") and is not infringing upon or otherwise acting adversely to the right or claimed right of any person or entity under or with respect to such party's patents, trademarks, service marks, trade names or copyrights. The execution and delivery by the Company of the Transaction Documents and its performance of its obligations under the Transaction Documents will not violate the terms of any of the Company's rights in the Intellectual Property. There are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any patent, trademark, service mark, trade name, copyright or trade secret or other proprietary right of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted.

         3.14 Material Contracts and Commitments. Neither the Company, nor, to the best knowledge of the Company, any third party is in default under (a) any material contract, agreement or instrument to which the Company is a party or by which it is bound or (b) any agreement with respect to indebtedness for borrowed money.

         3.15 Compliance with Other Instruments, None Burdensome, etc. The Company is not in violation of any term of the Restated Certificate or the By-Laws, or in any material respect of any term or provision of any mortgage, indenture, contract, agreement, instrument, judgment or decree, and to the best of its knowledge, is not in violation of any order, statute, rule or regulation applicable to the Company, which violation reasonably would be expected to have a material adverse effect on the Company's business, condition (financial or otherwise), prospects or operations. The execution, delivery and performance of and compliance with the Transaction Documents and the issuance of the Shares and the Common Stock issuable upon conversion of the Preferred Shares, have not resulted and will not result in any violation of, or conflict with, or constitute a default under, or result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company; and there is no such violation or default or event that, with the passage of time or giving of notice or both, would constitute a violation or default which materially and adversely affects the Company's business, condition (financial or otherwise), prospects or operations.

         3.16 Employees. To the best of the Company's knowledge, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Company or any other person or entity because of the nature of the business conducted or to be conducted by the Company. The Company does not have and has never had any collective bargaining agreements covering any of its employees.

         3.17 Employee Agreements. Each person presently employed by the Company, including its officers, has executed (or will execute by the Closing
Date) a Proprietary Information Agreement in substantially the form of Exhibit D attached hereto.

         3.18 Employee Benefit Plan Obligations. The Company does not maintain or have any obligations with respect to any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")). The Company is not, nor was it at any time, obligated to contribute to any employee pension benefit plan which is or was a multi-employer plan within the meaning of Section 3(37) of ERISA.

         3.19 Disclosure. This Agreement and the Exhibits hereto as well as any other document, certificate, schedule, financial, business or other written statement described in Exhibit B do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the knowledge of the Company, there is no fact or circumstance that materially and adversely affects the condition, financial or otherwise, assets, business, prospects or operations of the Company that has not been disclosed to the Purchaser.

         3.20 Registration Rights. Except as set forth in the Shareholder Rights Agreement, the Company is not under any obligation to redeem, or to register under the Securities Act of 1933, as amended (the "SECURITIES ACT"), any of its securities.

         3.21 Governmental Consent, etc. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement and the other Transaction Documents, or the offer, sale or issuance of the Shares (or the Common Stock issuable upon conversion of the Shares), or the consummation of any other transaction contemplated thereby, except (a) filing of the Restated Certificate in the office of the Secretary of State of the State of Delaware, which the Company will complete prior to the Closing, and (b) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Shares (and the Common Stock issuable upon conversion of the Shares) under applicable Blue Sky laws, which filing and qualification, if required, will be accomplished in a timely manner prior to or promptly upon completion of the Closing.

         3.22 Brokers or Finders. The Company has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         3.23 Section 83(b) Elections. To the knowledge of the Company, each individual who purchased shares of the Company's Common Stock which vest over time contingent on provision of services to the Company has timely filed an election under Section 83(b) of the Internal Revenue Code of 1986, as amended.

         3.24 Use of Proceeds. The Company has not allocated any specific portion of the proceeds of this transaction for any particular purpose. The Company expects to add the proceeds of this transaction to working capital, where such proceeds will be available for general corporate purposes.

                                   SECTION 4

                Representations and Warranties of the Purchaser

         The Purchaser hereby represents and warrants to the Company with respect to its purchase of the Shares and the Warrant as follows:

         4.1     Investment Representations and Covenants of the Purchaser.

                 (a) This Agreement is made by the Company in reliance upon the Purchaser's representations and covenants made in this Section 4. The Purchaser represents that the Shares, the Warrant and the Shares issuable upon conversion of the Preferred Shares and exercise of the Warrant will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or "distribution" of any part thereof within the meaning of the Securities Act.

                 (b) The Purchaser understands and acknowledges that the offering of the Shares and the Warrant pursuant to this Agreement will not, and any issuance of Common Stock on conversion of the Preferred Shares may not, be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt pursuant to
Section 4(2) of the Securities Act, and that the Company's reliance on such exemption is predicated on the Purchaser's representations set forth herein.

                 (c) The Purchaser is an "accredited investor" within the meaning of Regulation D under the Securities Act.

                 (d) The Purchaser is experienced in making venture capital investments in high-technology companies and it is able to fend for itself in transactions such as the one contemplated by this Agreement, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its prospective investment in the Company, and has the ability to bear the economic risks of the investment.

         (e) The Purchaser acknowledges that it has been informed of, and has considered in evaluating its investment in the Shares and the Warrant, the following factors (without limitation): (i) the Company's business and prospects are highly dependent on the acceptance of the Company's Internet Payment System and other Internet-related products and services, and on widespread adoption of the Internet as a medium for commercial transactions;
(ii) the market for Internet-based transaction payment systems has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of entrants and rapid technological change; (iii) the future viability of the Internet as a medium for commercial transactions is highly speculative; the Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone or timely development of complimentary products, such as high speed modems; (iv) if the necessary infrastructure or complementary products are not developed, if the Internet does not become a viable commercial marketplace, or if the Company's Internet payment system is not widely adopted by merchants and consumers, the Company's business, operating results and financial condition will be materially adversely affected.

         (f) The Purchaser acknowledges and understands that the Shares, the Warrant and any Common Stock acquired upon the conversion of the Preferred Shares and any shares acquired upon exercise of the Warrant, must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and that, except as otherwise provided in the Shareholder Rights Agreement, the Company is under no obligation to register either the Shares or such Common Stock.

         (g) The Purchaser acknowledges that it is familiar with Rule 144 promulgated under the Securities Act.

         (h) The Purchaser acknowledges that in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or compliance with another exemption from registration will be required for any disposition of its stock.

         (i) The Purchaser covenants that, in the absence of an effective registration statement covering the stock in question, it will not sell, transfer or otherwise dispose of the Shares, the Warrant or any Common Stock issued on conversion of the Preferred Shares or any shares issued upon exercise of the Warrant other than in a transaction registered under the Securities Act or exempt from the registration provisions thereof. In connection therewith the Purchaser acknowledges that the Company shall make a notation on its stock books regarding the restrictions on transfer set forth in this Section 4 and shall transfer shares and warrants on the books of the Company only to the extent not inconsistent therewith.

         4.2 Receipt of Information. The Purchaser has received and reviewed this Agreement and all Exhibits hereto, and a draft of Company's Registration Statement on Form S-1 dated June 28, 1996 (but has had no involvement in the preparation of such draft); to its knowledge, it, its attorneys and its accountants have had access to, and an opportunity to review all documents and other materials requested of the Company; to its knowledge, it and they have been given an opportunity to ask any and all questions of, and receive answers from, the Company concerning the terms and conditions of the offering and to obtain all information it or they believe necessary or appropriate to verify the accuracy of the Business Plan and to evaluate the suitability of an investment in the Shares and the Warrant.

         4.3 Authorization. This Agreement when executed and delivered by the Purchaser will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         4.4 Brokers of Finders. The Company has not, and will not, incur, directly or indirectly, as a result of any action taken by the Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

                                   SECTION 5

                       Conditions to Closing of Purchaser

         The Purchaser's obligation to purchase the Shares and the Warrant at the Closing is, at the option of such Purchaser, subject to the fulfillment on or prior to the Closing Date of the following conditions:

         5.1 Representations and Warranties Correct. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

         5.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

         5.3 Opinion of Company's Counsel. The Purchaser shall have received from Wilson Sonsini Goodrich & Rosati, counsel to the Company, an opinion addressed to it, dated the Closing Date, in substantially the form of Exhibit E.

         5.4 Compliance Certificate. The Company shall have delivered to the Purchaser a certificate executed by the President of the Company, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement, and that he has made, or caused to be made, such investigations as he deemed necessary in order to permit him to verify the accuracy of the information set forth in such certificate.

         5.5 Blue Sky. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or secured an exemption therefrom, required by any state for the offer and sale of the Shares, the Warrant, the issuance of Common Stock upon conversion of the Shares and the issuance of shares upon exercise of the Warrant.

         5.6 Restated Certificate. The Restated Certificate shall have been filed with the Secretary of State of the State of Delaware.

         5.7 Shareholder Rights Agreement. The Shareholder Rights Agreement shall have been executed as set forth in Exhibit C hereto by each of the parties listed on the signature pages thereto and shall be in full force and effect as of the Closing Date.

         5.8 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Purchaser and its counsel.

         5.9 No Material Adverse Change. There shall have been no material adverse change in the Company's business or financial condition or prospects, except for continuing losses from operations consistent with past losses.

         5.10 Letter of Intent. The Company shall have duly executed and delivered a Letter of Intent in the form attached hereto as Exhibit F relating to a strategic relationship between the Company and GECC.

         5.11 Consents. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body or any other person or entity that are required in connection with the lawful issuance and sale of the Shares, or the Common Stock to be issued on conversion of the Preferred Shares or shares to be issued upon exercise of the Warrant, or any of the other transactions contemplated by this Agreement or the other Transaction Documents shall have been duly obtained and effective as of the Closing.

         5.12 Election of Director. John McKinley shall have been appointed to the Company's Board of Directors for a term extending until the Company's next Annual Meeting of Stockholders, which the Company currently expects to hold in the spring of 1997.

                                   SECTION 6

                        Conditions to Closing of Company

         The Company's obligation to sell and issue the Shares at the Closing is, at the option of the Company, subject to the fulfillment of the following conditions:

         6.1     Representations.  The representations made by the Purchaser in
Section 4 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date.

         6.2 Blue Sky. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or secured an exemption therefrom, required by any state for the offer and sale of the

Shares, the Warrant, the issuance of Common Stock upon conversion of the Shares and the issuance of shares upon exercise of the Warrant.

         6.3 Restated Certificate. The Restated Certificate shall have been filed with the Secretary of State of the State of Delaware.

         6.4 Payment of Purchase Price. The Purchaser shall have delivered to the Company the purchase price for the Shares and the Warrant.

         6.5 Letter of Intent. The Purchaser shall have duly executed and delivered a Letter of Intent in the form attached hereto as Exhibit F relating to a strategic relationship between the Company and the Purchaser.

                                   SECTION 7

                           Covenants of the Purchaser

         The Purchaser hereby covenants to and agrees with the Company as follows:

         7.1     Limitation on Ownership of Voting Stock.

         (a) For a period of one year from the closing date of the initial public offering of the Company's Common Stock, the Purchaser and its Affiliates shall not acquire beneficial ownership of any Voting Stock (as defined in Section 8.1), any securities convertible into or exchangeable for Voting Stock, or any other right to acquire Voting Stock (except, in any case, by way of stock dividends or other distributions made available to holders of any Voting Stock generally) without the written consent of the Company, if the effect of such acquisition would be to increase the Voting Power of all Voting Stock then beneficially owned by the Purchaser and its Affiliates (as defined in Section 8.1) or which it has a right to acquire to more than 10% of the Total Voting Power of the Company. For purposes of this Section 7, "beneficial" ownership shall not include, and this Section 7 shall not be applicable to, any securities that are beneficially owned by a Purchaser in its capacity as a fiduciary, employee benefit trustee, pension fund manager, investment adviser, quasi-fiduciary, trustee, agent or similar role for the benefit of third parties other than the Purchaser and its affiliates.

         (b) Recapitalization or Repurchase. The Purchaser will not be obligated to dispose of any shares of Voting Stock if the aggregate percentage beneficial ownership of the Purchaser is increased as a result of a recapitalization of the Company or a repurchase of securities by the Company or any other action taken by the Company or any Affiliate of the Company.

         7.2     Voting.

         (a) For a period of two years following the closing date of the initial public offering of the Company's Common Stock, the Purchaser shall take such action as may be required so that all shares of Common Stock of the Company owned by the Purchaser and its Affiliates are voted for management's nominees to the Board of Directors of the Company. The Purchaser, as the holder of such shares of Common Stock, shall use its reasonable efforts to be present, in person or by proxy, at all meetings of shareholders of the Company as to which the designee of the Purchaser to the Board of Directors of the Company has received at least 20 days prior written notice so that all shares of Common Stock beneficially owned by the Purchaser may be counted for the purposes of determining the presence of a quorum at such meetings.

         (b) For so long as this Section 7.2 is in effect the Purchaser shall not deposit any Common Shares in a voting trust or, except as otherwise provided herein, subject any Common Shares to any arrangement or agreement with respect to the voting of such Common Shares (except for the granting of proxies to the proxy holders proposed by the Company's Board of Directors, if the Purchaser so desires).

         (c) Solicitation of Proxies. Without the Company's prior written consent, the Purchaser and its Affiliates shall not solicit proxies with respect to any Voting Stock, nor shall it become a "participant" in any "election contest" (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) relating to the election of directors of the Company; provided, however, that the Purchaser shall not be deemed to be a "participant" by reason of the membership of any designee of the Purchaser on the Company's Board of Directors. The Purchaser shall exercise its influence on the management, Board of Directors and policies of the Company in a manner consistent with its interests, the fiduciary duties of its designees on the Company's Board of Directors, and any business agreements between the Purchaser and the Company.

         7.3 Right of First Offer. Prior to making any sale or transfer of Common Shares, the Purchaser shall give the Company the opportunity to purchase such Common Shares in the following manner:

         (a) The Purchaser shall give notice (the "TRANSFER NOTICE") to the Company in writing of such intention, specifying the amount of Common Shares proposed to be sold or transferred, the proposed price per share therefor (the "TRANSFER PRICE") and the other material terms upon which such disposition is proposed to be made.

         (b) The Company shall have the right, exercisable by irrevocable written notice given by the Company to the Purchaser within 24 hours after receipt of such Transfer Notice, to purchase all but not part of the Common Shares specified in such Transfer Notice for a price per share equal to the Transfer Price and otherwise on terms no less favorable to the Purchaser than those described in the Transfer Notice; provided that if the Company notifies the Purchaser of its election to exercise its right of first offer, the Purchaser may, by notice to the Company, within 5 business days, withdraw the Transfer Notice, and decline to sell or transfer the Common Shares.

         (c) If the Company exercises its right of first offer hereunder, the closing of the purchase (including the payment in full therefor) of the Common Shares with respect to which such right has been exercised shall take place on the date specified in the Company's acceptance (which date shall not be more than 45 days after the date of such acceptance) at the offices of the Purchaser located at the address set forth in this Agreement, or at such other time and place as the Company and the Purchaser may agree. The Company and the Purchaser will use their respective best efforts to comply with all Federal and state laws, rules and regulations applicable to any purchase of Common Shares under this Section 7.3.

         (d) If the Company does not exercise its right of first offer hereunder within the time specified for such exercise, the Purchaser shall be free, during the period of 120 calendar days following the expiration of such time for exercise, to sell the Common Shares specified in such Transfer Notice on terms no less favorable to the buyer of such Common Shares than the terms specified in such Transfer Notice.

         (e) In the event that the Company elects to exercise a right of first offer under this Section 7.3, the Company may specify prior to closing such purchase another person as its designee to purchase the Common Shares to which such notice relates. If the Company shall designate another person as the Purchaser pursuant to this Section 7.3, the giving of notice of acceptance of the right of first offer by the Company shall constitute a legally binding obligation of the Company to complete such purchase if such person shall fail to do so.

         7.4     Common Stock Purchase Right.

         (a) In the event that the Purchaser, or any transferee of the Purchaser, elects to request redemption of any or all of the shares of Series C Preferred purchased pursuant hereto by such Purchaser pursuant to Section II(4) of the Restated Certificate, then following such redemption, the Company shall be entitled to Purchase from the Purchaser a number of fully paid and nonassessable shares of the Company's Common Stock determined as hereinafter provided, at a purchase price of $0.01 per share (subject to adjustment in the event of stock splits, stock dividends and similar events).

         (b) The number of shares of Common Stock which the Company may purchase pursuant to this Section 7.4. from time to time shall equal 81.8% of the number of shares of Series C Preferred previously redeemed by the Company in accordance with Section II(4) of the Restated Certificate (subject to adjustment in the event of stock splits, stock dividends and similar events).

         (c) The Company's purchase right shall be exercised by delivery of written notice stating the number of shares to be purchased and requested effective date of the purchase, which shall not be less than 10 days subsequent to the date of delivery of the notice, and delivery of payment of the purchase price of the shares thereby purchased in cash or check. At the requested effective date of the purchase, the Purchaser shall deliver to the Company at its principal executive offices a stock certificate for the number of shares purchased. In the event that the number of shares represented by the stock certificate tendered exceeds the number of shares purchased by the Company, the Company shall promptly thereafter issue to the Purchaser a new certificate for the balance of the shares.

         (d) The Company's rights pursuant to this Section 7.4 shall expire 60 days after such date as no shares of Series C Preferred are held by the Purchaser or its transferees.

                                   SECTION 8

                                 Miscellaneous

         8.1     Certain Definitions.  As used in this Agreement:

                 (a) Total Voting Power. The term "Total Voting Power of the Company" means the total number of votes which may be cast in the election of directors of the Company at any meeting of stockholders of the Company if all securities entitled to vote in the election of directors of the Company were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

                 (b) Voting Stock. The term "Voting Stock" means the Common Stock, and any other securities issued by the Company having the ordinary power to vote in the election of directors of the Company (other than securities having such power only upon the happening of a contingency).

                 (c) Person. The term "Person" shall mean any person, individual, corporation, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, state, local or other wise).

                 (d) Affiliate. The term "Affiliate" of any person shall mean any person controlling, controlled by or under common control with such person.

         8.2 No Obligation to Enter into Marketing Agreement. Nothing in this Agreement or in any agreement or document attached as an exhibit hereto, including without limitation the Restated Certificate, the Warrant and the Letter of Intent attached hereto as Exhibit F, shall be construed to imply any obligation on the part of the Company or the Purchaser to enter into any marketing agreement or other agreement with the Purchaser or its affiliates at any time hereafter. The Company or the Purchaser may elect, in its sole discretion, for any reason or for no reason, not to enter into any such agreement.

         8.3 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California, without giving effect to the conflicts of laws principals thereof.

         8.4 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by the Purchaser and the closing of the transactions contemplated hereby.

         8.5 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto provided, however, that the rights of the Purchaser to purchase Shares at the

Closing shall not be assignable to a person or entity that is not an affiliate of the Purchaser without the written consent of the Company.

         8.6 Entire Agreement, Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersede all prior written and all prior or contemporaneous oral negotiations, agreements, arrangements and understandings. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

         8.7 Disclosure. The Company shall not publicize the investment by GECC or any other aspect of the relationship between GECC and the Company (other than information as has been previously disclosed to the public with GECC's consent in a substantially similar form), in any press releases or promotional materials, without GECC's prior consent, which consent shall not be unreasonably withheld or delayed. The Company shall exert reasonable efforts to obtain GECC's prior consent to any description of GECC's investment contained in filings with governmental agencies, including without limitation the Securities and Exchange Commission; provided that the Company shall be under no obligation to delay any such filing in order to obtain such consent if the Company is not able to obtain such consent prior to the desired time of filing. Without limiting the generality of the foregoing, the Company shall not publicize the investment hereunder and the subject matter of the letter of intent between the parties referred to in Sections 5 and 6 hereof, except as provided in the preceding two sentences.

         8.8 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon delivery to the party to be notified in person or by courier service or five days after deposit with the United States mail, by registered or certified mail, postage prepaid, addressed (a) if to the Purchaser, at such Purchaser's address set forth on the first page of this Agreement, or at such other address as the Purchaser shall have furnished to the Company in writing, with a copy to Morrison & Foerster, LLP, 345 California Street, San Francisco, CA 94104-2675, Attn.: Gavin B. Grover, Esq., or (b) if to any other holder of any Shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Shares who has so furnished an address to the Company, or (c) if to the Company, one copy should be sent to its address set forth on the first page of this Agreement and addressed to the attention of the President, or at such other address as the Company shall have furnished to the Purchaser, with a copy to Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304, Attn.:
Richard C. DeGolia, Esq.

         8.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Shares, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

         8.10 Expenses. The Company and the Purchaser shall each bear their own expenses and legal fees with respect to this Agreement and the transactions contemplated hereby; except that, the Company will pay the reasonable legal fees and reasonable expenses (up to a maximum of $20,000) upon receipt of a bill therefor at the Closing, incurred by Morrison & Foerster in its capacity as counsel to GECC.

         8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         8.12 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

         8.13 Gender. The use of the neuter gender herein shall be deemed to include the masculine and the feminine gender, if the context so requires.

         The foregoing agreement is hereby executed as of the date first above written.

"COMPANY"                        FIRST VIRTUAL HOLDINGS
                                 INCORPORATED
                                 a Delaware corporation

                                 By: /s/  Lee H. Stein
                                    ----------------------------------------
                                          Lee H. Stein, President

"PURCHASER"                      GENERAL ELECTRIC CAPITAL CORPORATION
                                 a New York corporation

                                 By: /s/ Thomas Crowley
                                     ----------------------------------------
                                         Thomas Crowley
EXHIBITS:

A        Restated Certificate
B        Schedule of Exceptions
C        Shareholder Rights Agreement
D        Proprietary Information Agreement
E        Opinion of Company Counsel
F        Form of Letter of Intent
G        Form of Warrant